ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.           Name of corporation:   LIBERATED ENERGY, INC.

2.          The articles have been amended as follows: (provide article numbers, if available)

     Article 3.  Authorized Stock (number of shares corporation is authorized to issue) from:

      Number of shares with par value:  100,000,000 common, 10,000,000 preferred
      Par value per share:  $0.001

      to:

      Number of shares with par value:  250,000,000 common, 10,000,000 preferred
      Par value per share:  $0.001

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  60,545,032

4.           Officer Signature (Required):

/s/Frank Pringle
Frank Pringle
Chief Executive Officer & Chairman of the Board